UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 2, 2014

Biozone Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-146182	20-5978559
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19805 N. Creek Parkway, Bothell, WA	98011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 398-7178

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 2, 2014, Biozone Pharmaceuticals, Inc. (the “Company”), Biozone Laboratories, Inc. (“Bio Lab”), Baker Cummins Corp. (“BCC”) (the Company, Bio Lab and BCC are collectively referred to as “Biozone”), Brian Keller, MusclePharm Corporation (“Musclepharm”) and Biozone Laboratories, Inc. (“Acquisition Co.”), a newly formed subsidiary of Musclepharm, closed its previously announced Asset Purchase Agreement (the “Agreement”).   At closing, Acquisition Co. acquired substantially all of the operating assets of Biozone including the QuSomes, HyperSorb and EquaSomes drug delivery technologies (excluding certain assets including cash on hand) for 1,200,000 shares of Musclepharm’s common stock.  Of the 1,200,000 shares issued under the Agreement, (i) 600,000 of the shares were issued to the Company upon closing and (ii) 600,000 of the shares (the “Escrowed Shares”) were placed in escrow for nine months from the date of closing (the “Escrow Period”).  During the Escrow Period, Musclepharm will have the option to purchase the Escrowed Shares at $10.00 per share in cash. The Escrowed Shares will also back-stop potential indemnification claims that Acquisition Co. may have under the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1
Asset Purchase Agreement by and among MusclePharm Corporation, a Nevada corporation, Biozone Laboratories, Inc., a Nevada corporation, Biozone Pharmaceuticals, Inc., a Nevada corporation, Biozone Laboratories, Inc., a California corporation, Baker Cummins Corp. a Nevada corporation and Brian Keller dated as of November 12, 2013 (incorporated by reference to Exhibit 2.1 to Biozone’s Current Report on Form 8-K filed with the SEC on November 13, 2013).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BioZone Pharmaceuticals, Inc.

Date: January 8, 2014	By: /s/ Gary Wilcox
Name:  Gary Wilcox
Title:   Chief Executive Officer